Exhibit 3.1

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
Rokk3r Inc.
a Nevada corporation

Pursuant to Section 78.1955 of the Nevada Revised Statutes
The undersigned, Nabyl Charania, hereby certifies that:

1.	He is the duly elected Chief Executive Officer of Rokk3r Inc., a Nevada corporation (the “Corporation”).

2.
A resolution was adopted and approved by the board of directors of the Corporation by written consent on July 26, 2018 authorizing and approving the Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock of the Corporation, as set forth below.

3.	No shares of Series B Convertible Preferred Stock have been issued as of the date hereof.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

Rokk3r Inc.

By: /s/ Nabyl Charania
Nabyl Charania
Chief Executive Officer
Dated: July 26, 2018

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
Rokk3r Inc.

a Nevada corporation

The undersigned Chief Executive Officer of Rokk3r Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Nevada, DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Articles of Incorporation, and pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series B Convertible Preferred Stock, as follows:

FIRST: The Articles of Incorporation of the Corporation, as amended, authorize the issuance by the Corporation of five hundred million (500,000,000) shares of common stock, par value of $0.0001 per share (the “Common Stock”) and fifty million (50,000,000) shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”), and, further, authorize the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more Series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such Series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated July 26, 2018, the Board of Directors designated 4,687,500 shares of the Preferred Stock as Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series B Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

Section 1. Powers and Rights of Series B Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as “Series B Convertible Preferred Stock” par value $0.0001 per share (the “Series B Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series B Preferred Stock shall be as set forth in this Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock (this “Certificate of Designation”).

Section 2. Number and Original Issue Price. The number of authorized shares of the Series B Preferred Stock is 4,687,500 shares.  Each share of Series B Preferred Stock shall have an original issue price of $0.64 (the “Original Issue Price”).

Section 3. Dividends.  Holders of shares of Series B Preferred Stock shall not be entitled to receive, and the Corporation shall not pay, dividends on shares of Series B Preferred Stock.

Section 4. Liquidation.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all shares of Series B Preferred Stock held by such holder.

(b) Required Notice of Liquidation.  In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Series B Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of such material change.

Section 5. Voting.

(a) Except as otherwise provided herein or as otherwise required by law, Series B Holders will be entitled to vote with the holders of Common Stock on any matter submitted to a vote of the holders of Common Stock, with such Series B Holders and the Series B Preferred Stock voting as one class with the Common Stock, and each share of Series B Preferred Stock shall entitle the holder thereof to a number of votes equal to the number of shares of Common Stock that such Series B Preferred Stock is convertible as of the date of such vote, except as provided by law or by the provisions of Section 5(b) below.

(b) Without the prior written consent of holders of not less than two-thirds of the then total outstanding shares of Series B Preferred Stock (a “Supermajority Interest”), voting separately as a single class with one vote per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take, and shall cause its subsidiaries not to take or consummate, any of the actions or transactions described in this Section 5(b) (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows:

(i) create, or authorize the creation of, any additional class or series of capital stock of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation) or issue or sell, or obligate itself to issue or sell, any securities of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation) that ranks superior to or in parity with the Series B Preferred Stock in rights, preferences or privileges (including with respect to dividends, liquidation, redemption or voting);

(ii) increase or decrease the number of authorized shares of any series of Preferred Stock or authorize the issuance of or issue any shares of Preferred Stock;

(iii) amend, alter or repeal the Certificate of Incorporation or by-laws of the Corporation, including the amendment of the Certificate of Incorporation by the adoption or amendment of any Certificate of Designation or similar document, or amend the organizational documents of any Subsidiary, in any such case in any manner that affects the rights, preferences or powers of the Series B Preferred Stock;

(iv) declare bankruptcy, dissolve, liquidate or wind up the affairs of the Corporation or any subsidiary of the Corporation;

(v) enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Corporation's ability to perform its obligations under this Certificate of Designation, including the ability of the Corporation to make any redemption or other liquidation payment required hereunder; or

(vi) agree or commit to do any of the foregoing.

Section 6. Redemption.  Subject to the provisions of this Section 6 and Section 8(b), a Series B Holder shall have the right to elect to have all or any portion of the then outstanding shares of Series B Preferred Stock redeemed by the Corporation.  For the avoidance of doubt, the Corporation shall have no right to elect to redeem outstanding shares of Series B Preferred Stock held by a Series B Holder.

(a) Redemption Right of a Series B Holder.  (i) At any time and from time to time on or after eighteen (18) months following the issuance of 3,906,250 shares of Series B Preferred Stock, or (ii) after any Series B Preferred Stock Breach, a Series B Holder shall have the right to elect to have, out of funds legally available therefor, all or any portion of the then outstanding shares (if a portion, then pro rata from all Series B Holders) of Series B Preferred Stock redeemed by the Corporation (a “Series B Redemption”) for a price per share equal to one-hundred-and-twenty-two-and-one-half percent (122.5%) of the Liquidation Value for such share (the “Series B Redemption Price”). Any such Series B Redemption shall occur not more than twenty (20) days following receipt by the Corporation of a written redemption notice (the “Series B Redemption Notice”) from any Series B Holder, stating the aggregate number of shares to be redeemed. Upon receipt of a Series B Redemption Notice, such Series B Holder shall be deemed to have elected to have such specified shares of Series B Preferred Stock redeemed pursuant to this Section 6(a) and such election shall bind such electing Series B Holder(s). The aggregate Series B Redemption Price for all shares held by each holder of shares shall be payable in cash in immediately available funds to the respective holders of the Series B Preferred Stock on the applicable Series B Redemption Date and the Corporation shall contribute all of its assets to the payment of the Series B Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable New York law.

(b) Redemption Notice.  As promptly as practicable, but in no event later than ten (10) days following receipt of a Series B Redemption Notice, the Corporation shall send notice of its receipt of a Series B Redemption Notice to such holder of Series B Preferred Stock. Each such notice from the Corporation shall (A) confirm the number of shares of Series B Preferred Stock held by the holder that the Corporation shall redeem on the Series B Redemption Date; (B) state the date of the closing of the redemption, which shall be no later than twenty (20) days following receipt by the Corporation of the Series B Redemption Notice (the applicable date, the “Series B Redemption Date”) and the Series B Redemption Price; and (C) state the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate(s) representing the shares of Series B Preferred Stock to be redeemed; provided that a Series B Holder shall not be required to surrender the certificate(s) representing the shares of Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so redeemed.

(c) Insufficient Funds; Remedies for Nonpayment.

(i) If on any Series B Redemption Date, the assets of the Corporation legally available are insufficient to pay the full Series B Redemption Price for the total number of shares to be redeemed, the Corporation shall (A) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Series B Redemption Price, (B) redeem out of all such assets legally available therefor on the applicable Series B Redemption Date the maximum possible number of shares that it can redeem on such date, pro rata among the holders of such shares to be redeemed in proportion to the aggregate number of shares elected to be redeemed by each such holder on the applicable Series B Redemption Date and (C) following the applicable Series B Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining shares, the Corporation shall immediately use such assets to pay the remaining balance of the aggregate applicable Series B Redemption Price.

(ii) Remedies for Nonpayment. If on any Series B Redemption Date, all of the shares elected to be redeemed pursuant to a Series B Redemption Notice are not redeemed in full by the Corporation by paying the entire Series B Redemption Price, until such shares are fully redeemed and the aggregate Series B Redemption Price paid in full, (A) all of the unredeemed shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, (B) interest on the portion of the aggregate Series B Redemption Price applicable to the unredeemed shares shall accrue daily in arrears at a rate equal to twenty percent (20%) per annum and (C) the holders of the unredeemed shares shall have the remedies set forth in 0.

(d) Surrender of Certificates.  On or before the Series B Redemption Date, each holder of shares of Series B Preferred Stock not otherwise electing prior to the Series B Conversion Election Date to convert its shares pursuant to 0 shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and place designated by the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated by the Corporation. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series B Redemption Price by wire transfer (or other payment method as agreed to by the holder) to the holder of record of such certificate; provided, that if less than all the shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed shares shall be issued in the name of the applicable holder of record of canceled stock certificate.

(e) Rights Subsequent to Redemption. If on the applicable Series B Redemption Date, the Series B Redemption Price is paid (or tendered for payment) for any of the shares to be redeemed on such Series B Redemption Date, then on such date all rights of the Series B Holder so redeemed and paid or tendered shall cease, and such shares shall no longer be deemed issued and outstanding.

Section 7. Conversion. Each share of Series B Preferred Stock shall be converted or convertible into one share of Common Stock (the “Series B Conversion Shares”), subject to the adjustments set forth below, as follows:

(a)Voluntary Conversion. At any time and from time to time, any Series B Holder shall have the right by written election to the Corporation to convert all or any portion of its Series B Preferred Stock (including any fraction of a share) held by such holder. A Series B Holder shall effect a conversion pursuant to this Section 7 by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Series B Notice of Conversion”). Each Series B Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue, the number of shares of Common Stock to be received, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Series B Holder delivers such Series B Notice of Conversion to the Corporation (such date, the “Series B Conversion Date”). If no Series B Conversion Date is specified in a Series B Notice of Conversion, the Series B Conversion Date shall be the date that such Series B Notice of Conversion is deemed delivered hereunder. No ink-original Series B Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Series B Notice of Conversion form be required. The calculations and entries set forth in the Series B Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series B Preferred Stock, a Series B Holder shall not be required to surrender the certificate(s) representing the shares of Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Series B Conversion Date at issue.

(b) Adjustment for Splits, etc. In the event of any forward or reverse split of the Common Stock, the conversion ratio of the Series B Preferred Stock shall be proportionately and equitably adjusted automatically. By way of example and not limitation, in the event of a two‑for‑one reverse split of the Common Stock, whereby each two shares of Common Stock is converted into one share of Common Stock, each two shares of Series B Preferred Stock not so converted as of such time shall thereafter be convertible into one (1) share of Common Stock. By way of further example and not limitation, in the event of a two‑for‑one forward split of the Common Stock, whereby each share of Common Stock is converted into two shares of Common Stock, each share of Series B Preferred Stock not so converted as of such time shall thereafter be convertible into two (2) shares of Common Stock.

(c) Adjustment for Dilutive Issuances. In the event of a Dilutive Issuance (as hereinafter defined), the conversion ratio of the Series B Preferred Stock will be adjusted as follows:

(i) In the event that, following the Date of Issuance, the Corporation issues and sells, or is deemed to have issued or sold, shares of Common Stock in a capital-raising transaction at a purchase price per share of less than $0.64, in any one or more transactions which results in gross proceeds to the Corporation of more than $500,000 (a “Dilutive Issuance”), then immediately upon such Dilutive Issuance, the number of Series B Conversion Shares issuable on conversion of each share of Series B Preferred Stock which has not been converted as of such time will be adjusted to be equal to: (i) $0.64 divided by (ii) the weighted average sales price of the Common Stock sold in such Dilutive Issuance; provided, however, that the number of shares of Series B Conversion Shares issuable on conversion of each share of Series B Preferred Stock shall not be adjusted below one Series B Conversion Share. For the avoidance of doubt, in the event that a Dilutive Issuance occurs, the sales price of Common Stock prior to the $500,000 threshold being satisfied shall be utilized in determining the weighted average sales price of the Common Stock.

By way of example and not limitation, in the event that the Corporation completes a Dilutive Issuance at a weighted average sale price for the Common Stock of $0.60 per share, the number of Series B Conversion Shares issuable on conversion of each share of Series B Preferred Stock that has not been converted as of such time will be adjusted to be 1.07 Series B Conversion Shares.

(ii) In the event that, subsequent to the requirements for a Dilutive Issuance being satisfied, the Corporation sells additional shares of Common Stock, the calculations in Section 7(c)(i) shall be updated, and any resulting revised number of Series B Conversion Shares shall apply to any conversions of Series B Preferred Stock following such recalculation.

(iii) Notwithstanding Section 7(c)(i), any shares of Common Stock or any rights, warrants or options to subscribe for or purchase shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock (collectively, “Common Stock Equivalents”) issued as a result of any of the following shall not be considered in determining whether a Dilutive Issuance has occurred, and any sale price, issuance price or valuation related to any shares of Common Stock or Common Stock Equivalents issued in connection with the following will not be considered for the determination of any adjustment of the number of Series B Conversion Shares issuable on conversion of any share of Series B Preferred Stock:

(A) Any shares of Common Stock or Common Stock Equivalents issued in connection with mergers, acquisitions, joint ventures or similar actions undertaken by the Corporation or any of its subsidiaries, in each case, in connection with a transaction in which the Corporation, directly or indirectly, acquires another business or its tangible or intangible assets;

(B) Any securities issued upon the exercise or exchange of or conversion of any securities issued pursuant to this Certificate of Designation and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the filing of this Certificate of Designation, provided that such securities have not been amended since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, exclusive of an aggregate of 1,000,000 shares of Common Stock issued to or to be issued to Firstfire Global Opportunities Fund, LLC (“Firstfire”) pursuant to the terms of an Amendment to Settlement Agreement and Stipulation entered into between the Corporation and Firstfire dated June 15, 2018;

(C) Any shares of Common Stock or Common Stock Equivalents issued to officers, directors, employees or agents of the Corporation or any of its subsidiaries for compensatory purposes; and

(D) Any shares of Common Stock or Common Stock Equivalents issued to contracting parties of the Corporation or its subsidiaries in connection with agreements between such parties that are primarily related to the operations of the Corporation or its subsidiaries and are not for a capital-raising purpose such as, for example and without limitation, issuances that are made to independent contractors or vendors of the Corporation or its subsidiaries in lieu of cash or other payments.

(d) Mechanics of Conversion

(i) Delivery of Series B Conversion Shares Upon Conversion. Not later than five (5) Business Days after each Series B Conversion Date (the “Series B Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Series B Holder the number of Series B Conversion Shares being acquired upon the conversion of the Series B Preferred Stock.

(ii) Failure to Deliver Series B Conversion Shares.  If, in the case of any Series B Notice of Conversion, such Series B Conversion Shares are not delivered to or as directed by the applicable Series B Holder by the Series B Share Delivery Date, the Series B Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Series B Conversion Shares, to rescind such Series B Notice of Conversion, in which event the Corporation shall promptly return to the Series B Holder any original Series B Preferred Stock certificate delivered to the Corporation and the Series B Holder shall promptly return to the Corporation the Series B Conversion Shares issued to such Series B Holder pursuant to the rescinded Series B Notice of Conversion.  In addition, the applicable Series B Holder shall have the remedies set forth in Section 8(b).

(iii) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock.   As to any fraction of a share which the Series B Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round up to the next whole share of Common Stock.

(iv) Transfer Taxes and Expenses.  The issuance of Series B Conversion Shares on conversion of Series B Preferred Stock shall be made without charge to any Series B Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Series B Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Series B Conversion Shares upon conversion in a name other than that of the Series B Holders of such shares of Series B Preferred Stock, and the Corporation shall not be required to issue or deliver such Series B Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e) Effect of Conversion.  All shares of Series B Preferred Stock converted as provided in this Section 7 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to Section 6), other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a share in exchange therefor.

(f) Reservation.  So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall take any and all actions necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series B Preferred Stock, at least the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all outstanding shares of Series B Preferred Stock in full.

(g) Termination of Conversion Rights.  In the event of a Series B Redemption Notice relating to a redemption of shares of Series B Preferred Stock pursuant to Section 6, the conversion rights described herein of those such shares designated for redemption shall terminate at the close of business on the applicable Series B Conversion Election Date, unless the Series B Redemption Price is not fully paid on such redemption date, in which case the conversion rights for such shares shall continue until such price is paid in full.

(h) Reissuance. Shares of Series B Preferred Stock converted into Common Stock pursuant to the terms of this Certificate of Designation may be reissued by the Corporation.

Section 8. Breach of Obligations.

(a) Series B Preferred Stock Breach.  A breach by the Corporation of the rights, preferences, powers, restrictions and limitations of the Series B Preferred Stock set forth herein shall mean the occurrence of one or more of any of the events and conditions set forth in this Section 8(a) (each such event or condition, a “Series B Preferred Stock Breach”), whether such event or condition occurs voluntarily or involuntarily, by operation of law or pursuant to any judgment, order, decree, rule or regulation and regardless of the reason or cause of such event or condition.

(i) Nonpayment of Redemption or Liquidation Payments. The failure of the Corporation to make any (A) redemption payment when due pursuant to Section 6 or (B) liquidation payment when due pursuant to Section 4, in each case whether or not such payment is legally permissible or is otherwise prohibited.

(ii) Failure to Deliver Series B Conversion Shares.  The failure of the Corporation to deliver Series B Conversion Shares when due pursuant to Section 7.

(iii) Bankruptcy or Insolvency. The Corporation or any of its subsidiaries (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) days or is not dismissed or vacated within forty-five (45) days after filing; (C) makes a general assignment for the benefit of creditors; or (D) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(iv) Default.  The Corporation or any of its subsidiaries defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $500,000 to become due prior to its stated maturity or to permit the holder or holders of any such obligation or agreement to cause an amount exceeding $500,000 to become due prior to its stated maturity and such amount becomes subject to a monetary judgment, writ or similar final process entered or filed against the Corporation, any subsidiary or any of their respective property or other assets, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

(b) Consequences of Breach.  In addition to any other rights which a Series B Holder is entitled under any other contract or agreement and any other rights such holder may have pursuant to applicable law, the Series B Holders shall have the rights and remedies set forth in this Section 8 in the occurrence of a Series B Preferred Stock Breach.

(i) Redemption Right.  If a Series B Preferred Stock Breach has occurred, a Series B Holder may exercise its redemption right in accordance with Section 6.

(ii) Conversion Right.  If a Series B Preferred Stock Breach has occurred, a Series B Holder may exercise its conversion right in accordance with Section 7.

(iii) Adjustment to Conversion Rate.  If a Series B Preferred Stock Breach has occurred and is continuing for a period of sixty (60) days, then the number of Series B Conversion Shares issuable on conversion of the shares of Series B Preferred Stock in Section 7 above shall be immediately increased, such that each share of Series B Preferred Stock shall be converted or convertible into one-and-one-tenths (1.1) Series B Conversion Shares.

(iv) Automatic Redemption on Bankruptcy.  If a Series B Preferred Stock Breach described in Section 8(a)(iii) has occurred, all of the then outstanding shares of Series B Preferred Stock shall be subject to redemption immediately without any action required by the Series B Holders, for a price per share equal to the Series B Redemption Price. Any such redemption shall occur immediately and shall otherwise be executed in accordance with the provisions of Section 6 applied mutatis mutandis.

Section 9. Miscellaneous.

(a) Definitions. For purposes hereof:

(i) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ii) “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(iii) “Change of Control” means (A) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the consolidated assets of the Corporation and its subsidiaries; (B) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (C) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

(iv)  “Date of Issuance” means, for any share of Series B Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

(v) “Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series B Preferred Stock.

(vi)  “Initial Public Offering” means the Corporation’s first underwritten public offering of its Common Stock under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(vii) “Liquidation Value” means, with respect to any share of Series B Preferred Stock on any given date, the Original Issue Price (as adjusted for any stock splits, recapitalizations or similar transaction with respect to the Series B Preferred Stock).

(viii) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(ix) “Series B Holder” means a holder of the Series B Preferred Stock.

(b) Notices. Any and all notices or other communications or deliveries to be provided by a Series B Holder shall be in writing and delivered personally, electronically with return receipt requested, or sent by a nationally recognized overnight courier service, addressed to the Corporation at the primary offices of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, electronically with return receipt requested, or sent by a nationally recognized overnight courier service addressed to each Series B Holder at the address or email address of such Series B Holder appearing on the books of the Corporation, or if no such address or email address appears, at the principal place of business of the Series B Holder. Any notice or other communication or delivery hereunder shall be deemed given and effective on the earliest of (i) upon receipt of a return receipt if sent via electronically, or (ii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given.

(c) Legend.  Any certificates representing the Series B Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(d) Lost or Mutilated Series B Preferred Stock Certificate.  If a Series B Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(e) Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and not less than a Supermajority Interest of shares of Series B Preferred Stock, and any such written amendment, modification or waiver will be binding upon the Corporation and each Series B Holder; provided, that no such action shall change or waive (i) the definition of Liquidation Value or (ii) this 0, without the prior written consent of each Series B Holder; provided, further, that no amendment, modification or waiver of the terms or relative priorities of the Series B Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 9(e).

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(Signature page follows.)

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK

IN WITNESS WHEREOF, Rokk3r Inc. has caused this Certificate of Designation to be signed by a duly authorized officer on this 26th day of July, 2018.

Rokk3r Inc.

By: /s/ Nabyl Charania
Name: Nabyl Charania
Title: Chief Executive Officer

Annex A
Notice of Conversion
Of Shares of Series B Preferred Stock
Subject to the provisions of the Certificate of Incorporation of Rokk3r Inc., a Nevada corporation (the “Corporation”), the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock of the Corporation, par value $0.0001 per share (the “Series B Preferred Stock”) indicated below into shares of common stock of the Corporation, par value $0.0001 per share (the “Common Stock”), according to the conditions hereof, as of the date written below.
Conversion calculations:

Date to Effect Conversion:

Number of shares of Series B Preferred Stock
held prior to conversion:

Number of shares of Series B Preferred Stock
to be converted:

Number of shares of Common Stock to be issued:

Number of shares of Series B Preferred Stock
to be held after conversion:

Address for Delivery:

________________________________
________________________________
________________________________

Series B Holder Name:
Signature:
By:
Title (if applicable):